Exhibit 26 (d)(ii)

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

GROUP INSURANCE CERTIFICATE

PRUDENTIAL certifies that insurance is provided according to [the Group
Contract] for [each insured Employee. Your Schedule of Benefits shows the
Contract Holder, the Included Employer and the Group Contract Number.]

[INSURED EMPLOYEE: You are eligible to become insured under the Group Contract if:

(1) you are in the Covered Classes of the Certificate's Schedule of Benefits;
and

(2) you meet the requirements in the Certificate's Who Is Eligible section.

The When You Become Insured section of the Certificate states how and when you may become insured for the Variable Universal Life Coverage, including any of the additional provisions that may be a part of the Variable Universal Life
Coverage. Your insurance will end when the rules in the When Your Insurance Ends section so provide.]

[BENEFICIARY FOR EMPLOYEE DEATH BENEFITS: See the Certificate's Beneficiary
Rules.]

VARIABLE UNIVERSAL LIFE COVERAGE

[COVERAGE AND AMOUNTS: The Variable Universal Life Coverage, including any of the additional provisions that may be a part of the Variable Universal Life
Coverage, and the amounts of insurance are described in the Certificate.]

[If you are insured, this Group Insurance Certificate replaces any older certificates issued to you for the Variable Universal Life Coverage, including any of the additional provisions that may be a part of the Variable Universal
Life Coverage.] All benefits are subject in every way to the entire Group
Contract which includes the Group Insurance Certificate.

RIGHT TO EXAMINE THIS CERTIFICATE: You may return this Certificate to
Prudential, for any reason, within 10 days after you receive it. If you return it within this period, the Insurance will be void from its Effective Date, and we will refund your contributions.

THE DEATH BENEFIT MAY INCREASE OR DECREASE DAILY DEPENDING ON THE PAYMENT OF
PREMIUMS, THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT AND THE LEVEL OF
MORTALITY CHARGES MADE. BUT, IT WILL NOT BE LESS THAN THE FACE AMOUNT OF
INSURANCE SHOWN PLUS THE AMOUNT OF ANY EXTRA BENEFIT, IF THE COVERED PERSON'S
INSURANCE IS NOT IN DEFAULT AND THERE IS NO CERTIFICATE FUND DEBT OR WITHDRAWAL.

THE CERTIFICATE FUND VALUE MAY INCREASE OR DECREASE DAILY DEPENDING ON THE
PAYMENT OF PREMIUMS, THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT AND THE
LEVEL OF MORTALITY CHARGES MADE. THERE IS NO GUARANTEED MINIMUM.

                              [SPECIFICATIONS PAGE

             (Made a part of the Certificate as of January 1, 19XX)

CONTRACT HOLDER:  The ABC Bank as Trustee for the Prudential Group Life
Insurance Trust

INCLUDED EMPLOYER:  The A.B.C. Company             GROUP CONTRACT NO.:  12345

PREMIUM DUE DATE: The first day of each month after January 1, 19XX

CONTRACT ANNIVERSARY: January 1 of each year, beginning in 19XX

EFFECTIVE DATE OF CERTIFICATE: January 1, 19XX

EMPLOYEE: John A. Doe                 CERTIFICATE NO.:  xxx-xx-xxxx-x

DEPENDENTS COVERAGE APPLIES: Yes

COVERED DEPENDENT SPOUSE: Mary K. Doe

DEPENDENT CHILD(REN) COVERED: Yes

BENEFICIARY FOR EMPLOYEE DEATH BENEFITS: Mary K. Doe, Wife

BENEFICIARY FOR DEPENDENT SPOUSE DEATH BENEFITS: Richard A. Doe, Child

VARIABLE UNIVERSAL LIFE COVERAGE:

     FACE AMOUNT OF INSURANCE:

        EMPLOYEE:   $XX,XXX.XX

        DEPENDENT SPOUSE:   $XX,XXX.XX

     INITIAL MONTHLY CONTRIBUTION:

        EMPLOYEE:   $XX.XX

        DEPENDENT SPOUSE:   $XX.XX

     ALLOCATION OF CONTRIBUTION AMOUNTS:

        EMPLOYEE INSURANCE --

Option	Percentage

---------	--------------
        The Prudential Series Fund, Inc.:

Money Market	50%

Stock Index	20%

        Janus Aspen Series:

Growth	10%

        Warburg Pincus Trust:

Post-Venture Capital	20%

        DEPENDENT SPOUSE INSURANCE --

Option	Percentage

---------	--------------
        The Prudential Series Fund, Inc.:

Money Market	50%

Stock Index	20%

        Janus Aspen Series:

Growth	10%

        Warburg Pincus Trust:

Post-Venture Capital	20%

ADDITIONAL PROVISIONS FOR ACCIDENTAL DEATH AND DISMEMBERMENT COVERAGE APPLY: Yes

     EMPLOYEE AMOUNT OF INSURANCE:  $XX,XXX.XX

     DEPENDENT SPOUSE AMOUNT OF INSURANCE:  $XX,XXX.XX

ADDITIONAL PROVISIONS FOR ACCIDENTAL MOTOR VEHICLE DEATH COVERAGE - SEAT BELT
BENEFIT APPLY:   Yes

     EMPLOYEE AMOUNT OF INSURANCE:  $XX,XXX.XX

     DEPENDENT SPOUSE AMOUNT OF INSURANCE:  $XX,XXX.XX

ADDITIONAL PROVISIONS FOR DEPENDENTS TERM LIFE COVERAGE APPLY:  Yes

     DEPENDENT CHILD AMOUNT OF INSURANCE:  $XX,XXX.XX
SCHEDULE OF CHARGES AND EXPENSES

EXPENSE CHARGES:  From each contribution paid by you, Prudential deducts the sum of:

(1)  An amount equal to X.X% of the contribution to cover state and local premium taxes; and

(2)  an amount equal to X.X% of the contribution to cover applicable federal taxes; and

(3)  a sales charge equal to X.X% of the contribution, and such charge will not exceed X.X% of the contribution.

From the balance, Prudential deducts a per-payment processing charge of $X.XX.
Prudential may change this charge, but it will not exceed $X.XX.

The charges described in (1) and (2) above may be changed if the cost of
Prudential's taxes related to premium change. You will be notified about the amount of any change in the above Expense Charges.

MONTHLY ADMINISTRATION CHARGE:  The monthly administration charge will be $X.XX.
Prudential may change this charge, but it will not exceed $X.XX.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
THIS SPECIFICATIONS PAGE REPLACES, AS OF JULY 1, 19XX, ANY PRIOR SPECIFICATIONS
PAGE ISSUED TO YOU WITH RESPECT TO THE COVERAGE DESCRIBED IN THE CERTIFICATE.]

TABLE OF CONTENTS

[SCHEDULE OF BENEFITS...................................................................................................................	00

COVERAGE CLASSES....................................................................................................................	00
PROGRAM DATE............................................................................................................................	00
YOU SHOULD KNOW.....................................................................................................................	00

VARIABLE UNIVERSAL LIFE COVERAGE................................................................................	00

OPTION TO ACCELERATE PAYMENT OF CERTAIN DEATH BENEFITS UNDER VARIABLE UNIVERSAL LIFE COVERAGE.................................................	00

ADDITIONAL PROVISIONS FOR ACCIDENTAL DEATH AND DISMEMBERMENT COVERAGE.................................................................................	00
ADDITIONAL PROVISIONS FOR ACCIDENTAL MOTOR VEHICLE DEATH COVERAGE.......................................................................................................	00
ADDITIONAL PROVISIONS FOR DEPENDENTS TERM LIFE COVERAGE................	00

OTHER INFORMATION...............................................................................................................	00

TABLE OF CORRIDOR PERCENTAGES............................................................................................	00

TABLE OF MAXIMUM RATES............................................................................................................	00

WHO IS ELIGIBLE TO BECOME INSURED......................................................................................	00

WHEN YOU BECOME INSURED........................................................................................................	00

DELAY OF EFFECTIVE DATE.............................................................................................................	00

VARIABLE UNIVERSAL LIFE COVERAGE......................................................................................	00

OPTION TO ACCELERATE PAYMENT OF CERTAIN DEATH BENEFITS UNDER VARIABLE UNIVERSAL LIFE COVERAGE...........................................................	00

ADDITIONAL PROVISIONS FOR ACCIDENTAL DEATH AND DISMEMBERMENT COVERAGE...............................................................................................................................	00

ADDITIONAL PROVISIONS FOR ACCIDENTAL MOTOR VEHICLE DEATH COVERAGE.	00

ADDITIONAL PROVISIONS FOR DEPENDENTS TERM LIFE COVERAGE..........................	00

GENERAL INFORMATION....................................................................................................................	00

BENEFICIARY RULES; MODE OF SETTLEMENT RULES; INCONTESTABILITY OF INSURANCE.....................................................................................................................	00

LIMITS ON ASSIGNMENTS; EFFECT OF GIFT ASSIGNMENT OF RIGHTS OF GROUP VARIABLE UNIVERSAL LIFE INSURANCE UNDER ANOTHER GROUP CONTRACT; AGE ADJUSTMENT; DEFINITIONS........................................................................................	00

CLAIM RULES.....................................................................................................................................	00

WHEN INSURANCE ENDS...................................................................................................................	00]

SCHEDULE OF BENEFITS

[COVERED CLASSES:  All Employees of the A.B.C. Company.

PROGRAM DATE: January 1, 19XX. This Certificate describes the benefits under the
Group Program as of the Program Date.

YOU SHOULD KNOW...

◦	The Variable Universal Life Coverage in this Certificate, including any of the additional provisions that may be a part of the Variable Universal Life
Coverage, is available to you if you are included in the Covered Classes.
Only that Coverage and those additional provisions for which you become insured will apply to you. The rules for becoming insured are in this
Certificate's When You Become Insured section.

◦	There is a Delay of Effective Date section. The rules of that section may delay the start of your insurance.

◦	The Delay of Effective Date section also applies to any change, including a change in class, unless otherwise stated.

◦	The Variable Universal Life Coverage, including any of the additional provisions that may be a part of the Variable Universal Life Coverage, is described more fully on later pages of this Certificate. Be sure to read those pages carefully. They show when benefits are or are not payable under the Group Contract. They also outline when insurance ends and the conditions, limitations and exclusions that apply to the Coverage.

◦	A Definitions section is included in this Certificate. Many of the terms used in this Certificate are defined in that section.

◦	This Certificate provides life insurance with flexible premium payments after the first two years.

◦	Cash values may increase or decrease, based on performance of the variable investment options. No guarantee applies to the cash values, except those to the Fixed Account.

◦	The Variable Universal Life Coverage in this Certificate, including any of the additional provisions that may be a part of the Variable Universal Life
Coverage, is insured under a Group Contract issued by Prudential. All benefits are subject in every way to the entire Group Contract which includes the Group Insurance Certificate. It alone forms the agreement under which payment of insurance is made.

VARIABLE UNIVERSAL LIFE COVERAGE

FOR YOU AND YOUR DEPENDENT SPOUSE

FACE AMOUNTS OF INSURANCE:

AMOUNT FOR EACH BENEFIT CLASS:

BENEFIT CLASSES	FACE AMOUNT OF INSURANCE

All Employees who are enrolled for Option I, as reported to Prudential by the Included Employer	An amount equal to the lesser of (1) and (2):

(1) 100% of your annual Earnings, but not less than $10,000.

(2) $XXX,XXX.

All Employees who are enrolled for Option II, as reported to Prudential by the Employer	An amount equal to the lesser of (1) and (2):

(1) 200% of your annual Earnings, but not less than $10,000.

(2) $XXX,XXX.

The Definitions explains what "Earnings" means.

If you are enrolled for either Option I or Option II above, you may have your
Face Amount of Insurance determined instead under the other option. Your Face
Amount of Insurance will be determined under such other option when the following requirements are met.

(1)  You have requested through the Included Employer such other plan on a form approved by Prudential.

(2)  If the plan you request would result in your becoming insured for a higher
Face Amount of Insurance than that for which your are currently enrolled:

(a)You must give evidence of insurability to Prudential.

(b)Prudential must decide the evidence is satisfactory.

(c)You must meet the Active Work Requirement.

NON-MEDICAL LIMITS ON FACE AMOUNT OF INSURANCE: There are limits on the amount for which you may be insured without submitting evidence of insurability. These are called the Non-medical Limits. Non-medical Limit A: $XXX,XXX.

If the Face Amount of Insurance for your Class and age at any time is more than the Non-medical Limit A, you must give evidence of insurability satisfactory to Prudential before the part over the Limit can become effective. This requirement applies: when you first become insured; when your Class changes; or if the Face Amount of Insurance for your Class is changed by an amendment to the Group Contract. Even if you are insured for an amount over the Limit, you will still have to meet this evidence requirement before any increase in your Face Amount of Insurance can become effective.

Non-medical Limit B:  $XX,XXX.

Your Face Amount of Insurance under the Variable Universal Life Coverage may increase if your Earnings increase. If, at any time, such an increase in your Earnings causes your Face Amount of Insurance to increase by more than the Non-medical Limit B, you must give evidence of insurability satisfactory to Prudential before any part of that increase can become effective.

If the Amount Limitation for the Variable Universal Life Coverage applies at any time to your amount of insurance, that Limitation will also apply to the
Non-medical Limit as if it were an amount of insurance.

Your Face Amount of Insurance will be increased to the amount for your Class and age when Prudential decides the evidence is satisfactory and you meet the Active
Work Requirement.

The Delay of Effective Date section does not apply to this provision.

AMOUNT LIMITATION: On the first day of the month coinciding with or next following your attainment of the Limiting Age (shown below) or more, your Face
Amount of Insurance is limited. It is the greater of: (a) five times your
Certificate Fund on the Business Day coinciding with or next following your attainment of the Limiting Age; and (b) $25,000. But, in no event will your Face
Amount of Insurance exceed the amount of your Face Amount of Insurance on the day prior to the Limiting Age.

Limiting Age: The later of: (a) age 70; (b) the tenth anniversary of the day on which you became insured for the Variable Universal Life Coverage under the
Group Contract; and (c) your age on the first day on which you are retired by the Included Employer.

EFFECT OF OPTION TO ACCELERATE DEATH BENEFITS UNDER VARIABLE UNIVERSAL LIFE
Coverage: When you elect this option, the total amount of Variable Universal
Life Coverage otherwise payable on a person's death, including any amount under an extended death benefit, will be reduced by the Terminal Illness Proceeds and the Accelerated Payment Fee. Also, any amount a person could otherwise have converted to an individual contract will be reduced by the Terminal Illness
Proceeds and the Accelerated Payment Fee.

CHANGE DATE:  January 1 of each year.

BURIAL EXPENSES: If it appears to Prudential that a person incurs expenses in connection with your burial, that person may receive part of your insurance under the Variable Universal Life Coverage. Prudential, at its option, may pay that person up to $250.00. If an amount is so paid, Prudential will not have to pay that part of your insurance again.

INITIAL MONTHLY CONTRIBUTION  --  $XX.XX

MINIMUM LUMP SUM CONTRIBUTION -- $XXX.XX

ASSIGNMENTS:  All assignments are allowed.

ON YOUR QUALIFIED DEPENDENT SPOUSE UNDER DEPENDENTS INSURANCE

A Face Amount of Insurance equal to the Option shown below, elected by the
Employee, as reported to Prudential by the Included Employer:

OPTION	FACE AMOUNT OF INSURANCE
All Employees who are enrolled for Spouse Option I	An amount equal to the lesser of (1) and (2):

(1) 100% of your annual Earnings, but not less than $10,000.

(2) $XXX,XXX.

All Employees who are enrolled for Spouse Option II	An amount equal to the lesser of (1) and (2):

(1) 200% of your annual Earnings, but not less than $10,000.

(2) $XXX,XXX.

The Definitions explains what "Earnings" means.

If you are enrolled for either Spouse Option I or Spouse Option II above, you may have the Face Amount of Insurance for your spouse determined, instead, under the other spouse option. The Face Amount of Insurance for your spouse will be determined under such other option when the following requirements are met.

(1)  You have requested through the Included Employer such other plan on a form approved by Prudential.

(2)  If the plan you request would result in your spouse becoming insured for a higher Face Amount of Insurance than that for which your spouse is currently enrolled:

     (a)  You must give evidence of insurability for your spouse to Prudential.

     (b)  Prudential must decide the evidence is satisfactory.
     (c)  Your spouse must not confined for medical care or treatment at home or elsewhere.

NON-MEDICAL LIMITS ON YOUR FACE AMOUNT OF INSURANCE FOR YOUR SPOUSE: There are
limits on the amount for which you may be insured with respect to your spouse without submitting evidence of insurability. These are called the Non-medical
Limits.

Non-medical Limit A:  $XXX,XXX.

     If the Face Amount of Insurance for your spouse for your Class and your spouse's age at any time is more than the Non-medical Limit A, you must give evidence of insurability for your spouse satisfactory to Prudential before the part over the Limit can become effective. This requirement applies: when you first become insured with respect to your spouse; when your Class changes; or if the Face Amount of Insurance for your spouse for your Class is changed by an amendment to the Group Contract. Even if you are insured with respect to your spouse for an amount over the Limit, you will still have to meet this evidence requirement with respect to your spouse before any increase in your spouse's Face Amount of Insurance can become effective.

Non-medical Limit B:  $XX,XXX.

     Your Face Amount of Insurance for your spouse under the Variable Universal
Life Coverage may increase if your Earnings increase. If, at any time, such an increase in your Earnings causes your Face Amount of Insurance for your spouse to increase by more than the Non-

medical Limit B, you must give evidence of insurability with respect to your spouse satisfactory to Prudential before any part of that increase can become effective.

If the Amount Limitation for the Variable Universal Life Coverage applies at any time to your amount of insurance for your spouse, that Limitation will also apply to the Non-medical Limit as if it were an amount of insurance.

The Face Amount of Insurance will be increased for your spouse to the amount for your Class and your spouse's age when Prudential decides the evidence is satisfactory and your spouse is not confined for medical care or treatment at home or elsewhere.

The Delay of Effective Date section does not apply to this provision.

AMOUNT LIMITATION: On the first day of the month coinciding with or next following your spouse's attainment of the Limiting Age (shown below) or more, your Face Amount of Insurance for your spouse is limited. It is the greater of:
(a) five times your Certificate Fund for your spouse on the Business Day coinciding with or next following your spouse's attainment of the Limiting Age;
and (b) $25,000. But, in no event will your Face Amount of Insurance for your spouse exceed the amount of your spouse's death benefit on the day prior to the
Limiting Age.

Limiting Age: The later of: (a) age 70; and (b) the tenth anniversary of the day on which you became insured with respect to your spouse for the Variable
Universal Life Coverage under the Group Contract.

INITIAL MONTHLY CONTRIBUTION  --  $XX.XX

MINIMUM LUMP SUM CONTRIBUTION -- $XXX.XX

EFFECT OF OPTION TO ACCELERATE DEATH BENEFITS UNDER VARIABLE UNIVERSAL LIFE
COVERAGE: When you elect this option, the total amount of Variable Universal
Life Coverage otherwise payable on a person's death, including any amount under an extended death benefit, will be reduced by the Terminal Illness Proceeds and the Accelerated Payment Fee. Also, any amount a person could otherwise have converted to an individual contract will be reduced by the Terminal Illness
Proceeds and the Accelerated Payment Fee.

ASSIGNMENTS:  All assignments are allowed.

LIST OF INVESTMENT OPTIONS --

Option	Fund Portfolio	Valuation Date
Prudential Series Fund, Inc.	Money Market	The Valuation Date
	Diversified Bond	for all portfolios is
	Flexible Managed	the end of each
	Stock Index	Business Day
Equity Income
Equity
Prudential Jennison
Global

Janus Aspen Series	Growth
T. Rowe Price International Series, Inc.	International Stock

TCI Portfolios, Inc.	TCI Value

Warburg Pincus Trust	Post-Venture Capital

Fixed Account

ADDITIONAL PROVISIONS FOR ACCIDENTAL DEATH AND DISMEMBERMENT COVERAGE

FOR YOU AND YOUR DEPENDENT SPOUSE

AMOUNT OF INSURANCE: An amount equal to the Face Amount of Insurance for which the Covered Person is insured under the Variable Universal Life Coverage as determined above. For this purpose only, that amount will be the amount, as determined above, except that if the Covered Person's Variable Universal Life
Coverage is reduced by any amount paid under the Option to Accelerate Payment of
Certain Death Benefits Under Variable Universal Life Coverage, that reduction will not apply to these provisions.

ASSIGNMENTS:  All assignments are allowed.

ADDITIONAL PROVISIONS FOR ACCIDENTAL MOTOR VEHICLE DEATH COVERAGE

FOR YOU AND YOUR DEPENDENT SPOUSE

AMOUNT OF INSURANCE: An amount equal to the lesser of: (a) $10,000; and (b) 10%
of the person's Face Amount of Insurance under the Variable Universal Life
Coverage as determined above. For this purpose only, "Face Amount of Insurance"
will be the amount, as determined above, except that if the Covered Person's
Variable Universal Life Coverage is reduced by any amount paid under the Option to Accelerate Payment of Certain Death Benefits Under Variable Universal Life
Coverage, that reduction will not apply to these provisions.

But, if proper use of a seat belt is not certified in the accident report,
$1,000.

ASSIGNMENTS:  All assignments are allowed.

ADDITIONAL PROVISIONS FOR DEPENDENTS TERM LIFE COVERAGE

FOR YOUR DEPENDENT CHILDREN

AMOUNT OF INSURANCE:  Your children, according to age, as follows:

AGE	AMOUNT OF INSURANCE

14 days of over but less than 6 months	$ 100.00

6 months or over	1,000.00

ASSIGNMENTS:  All assignments are allowed.

OTHER INFORMATION

CONTRACT HOLDER:  Prudential Group Life Insurance Trust

GROUP CONTRACT NO.:  G-XXXXX

INCLUDED EMPLOYER:  The A.B.C. Company

ANNIVERSARY OF INCLUDED EMPLOYER'S INCLUSION DATE: January 1 of each year, beginning in 19XX.

EMPLOYMENT WAITING PERIOD: The following period of continuous full-time service with the Employer: 30 days.

COST OF INSURANCE: The Coverage describes the minimum premium contributions required, as well as the additional premium contributions you may make. You will be given additional information concerning the cost of the coverage when you are asked to enroll. The minimum charge to provide the Variable Universal Life
Coverage, other than any additional provisions that may be a part of the
Variable Universal Life Coverage, will never exceed the applicable amount under the Table of Maximum Rates.

PRUDENTIAL'S ADDRESS:

The Prudential Insurance Company of America
56 North Livingston Avenue
Roseland, New Jersey 07068

-----------------------------

WHEN YOU HAVE A CLAIM

Each time a claim is made, it should be made without delay. Use a claim form and follow the instructions on the form. If you do not have a claim form, contact your Employer or Prudential.]

 -----------------------------

                          TABLE OF CORRIDOR PERCENTAGES

                  (FOR DETERMINING A PERSON'S INSURANCE AMOUNT)

PERSON'S ATTAINED AGE	PERCENT	PERSON'S ATTAINED AGE	PERCENT
0 to 40	250%	70	115%
41	243%	71	113%
42	236%	72	111%
43	229%	73	109%
44	222%	74	107%
45	215%	75	105%
46	209%	76	105%
47	203%	77	105%
48	197%	78	105%
49	191%	79	105%
50	185%	80	105%
51	178%	81	105%
52	171%	82	105%
53	164%	83	105%
54	157%	84	105%
55	150%	85	105%
56	146%	86	105%
57	142%	87	105%
58	138%	88	105%
59	134%	89	105%
60	130%	90	105%
61	128%	91	104%
62	126%	92	103%
63	124%	93	102%
64	122%	94	101%
65	120%	95	100%
66	119%	96	100%
67	118%	97	100%
68	117%	98	100%
69	116%	99	100%

Table of Maximum Rates

GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE (COI) PER $1,000 OF NET AMOUNT AT RISK BY ATTAINED AGE

[150% of 1980 Commissioners Standard Ordinary - Male - Age Last Birthday

Attained Age	COI/1,000	Attained Age	COI/1,000	Attained Age	COI/1,000
0	$0.329	34	$0.257	67	$3.974
1	$0.129	35	$0.272	68	$4.332
2	$0.123	36	$0.290	69	$4.726
3	$0.121	37	$0.311	70	$5.171
4	$0.116	38	$0.336	71	$5.678
5	$0.110	39	$0.363	72	$6.261
6	$0.104	40	$0.394	73	$6.917
7	$0.098	41	$0.428	74	$7.638
8	$0.094	42	$0.464	75	$8.407
9	$0.092	43	$0.504	76	$9.213
10	$0.094	44	$0.546	77	$10.047
11	$0.101	45	$0.592	78	$10.915
12	$0.115	46	$0.640	79	$11.845
13	$0.134	47	$0.691	80	$12.867
14	$0.155	48	$0.747	81	$14.011
15	$0.177	49	$0.807	82	$15.302
16	$0.199	50	$0.875	83	$16.731
17	$0.216	51	$0.954	84	$18.265
18	$0.227	52	$1.042	85	$19.872
19	$0.235	53	$1.142	86	$21.526
20	$0.238	54	$1.252	87	$23.217
21	$0.238	55	$1.370	88	$24.941
22	$0.234	56	$1.497	89	$26.712
23	$0.230	57	$1.630	90	$28.553
24	$0.224	58	$1.772	91	$30.513
25	$0.219	59	$1.928	92	$32.678
26	$0.215	60	$2.101	93	$35.266
27	$0.213	61	$2.295	94	$38.747
28	$0.213	62	$2.514	95	$43.983
29	$0.215	63	$2.761	96	$52.624
30	$0.219	64	$3.033	97	$67.625
31	$0.226	65	$3.327	98	$83.333
32	$0.234	66	$3.641	99	$83.333]
33	$0.244

WHO IS ELIGIBLE TO BECOME [INSURED]

[FOR EMPLOYEE INSURANCE

YOU ARE ELIGIBLE FOR EMPLOYEE INSURANCE WHILE ALL OF THESE CONDITIONS ARE MET:

•	You are a full-time Employee of the Included Employer; and

•	You are less than age 75; and

•	You are in a Covered Class; and

•	You have completed the Employment Waiting Period.

YOU ARE FULL-TIME if you are regularly working for the Included Employer at least the number of hours in the Included Employer's normal full-time work week for your class, but not less than 30 hours per week. If you are a partner or proprietor of the Included Employer, that work must be in the conduct of the
Included Employer's business.

YOUR CLASS is determined by the Included Employer. This will be done under its rules, on dates it sets. The Included Employer may not discriminate among persons in like situations. You cannot belong to more than one class for insurance under the Variable Universal Life Coverage, including any of the additional provisions that may be a part of the Variable Universal Life
Coverage. "Class" means Covered Class, Benefit Class or anything related to work, such as position or Earnings, which affects the insurance available.

THIS APPLIES IF YOU ARE AN EMPLOYEE OF MORE THAN ONE SUBSIDIARY OR AFFILIATE OF
AN INCLUDED EMPLOYER UNDER THE GROUP CONTRACT: For the insurance, you will be considered an Employee of only one of those subsidiaries or affiliates. Your service with the others will be treated as service with that one.

The rules for obtaining Employee Insurance are in the When You Become Insured
section.]

[FOR DEPENDENTS INSURANCE

You are eligible for Dependents Insurance while:

◦	You are eligible for Employee Insurance; and

◦	You have a Qualified Dependent.

QUALIFIED DEPENDENTS FOR THE ADDITIONAL PROVISIONS FOR DEPENDENTS TERM LIFE
COVERAGE:

◦	Your unmarried children 14 days old but less than 19 years old. But, the age 19 limit does not apply to a child who:

(a) wholly depends on you for support and maintenan

(b) is enrolled as a full-time student in a school; and

(c) is less than age the Student Age Limit.

Student Age Limit:  23.

Your children include your legally adopted children and each of your stepchildren and foster children who depends on you for support and maintenance.

QUALIFIED DEPENDENTS FOR THE VARIABLE UNIVERSAL LIFE COVERAGE, THE OPTION TO
ACCELERATE PAYMENT OF CERTAIN DEATH BENEFITS UNDER VARIABLE UNIVERSAL LIFE
COVERAGE AND THE ADDITIONAL PROVISIONS FOR ACCIDENTAL DEATH AND DISMEMBERMENT
COVERAGE AND FOR ACCIDENTAL MOTOR VEHICLE DEATH COVERAGE:

◦	Your spouse who is less than age 75.

EXCEPTION:  Your spouse or child is not a Qualified Dependent while:

(1)  on active duty in the armed forces of any country; or

(2)  insured for Employee Insurance under the Group Contract.

A CHILD WILL NOT BE CONSIDERED THE QUALIFIED DEPENDENT OF MORE THAN ONE
EMPLOYEE. If this would otherwise be the case, the child will be considered the
Qualified Dependent of the Employee named in a written agreement of all such
Employees filed with the Included Employer. If there is no written agreement, the child will be considered the Qualified Dependent of:

(1)	the Employee who became insured under the Group Contract with respect to the child, while the child was a Qualified Dependent of only that Employee;
and otherwise

(2)	the Employee who has the longest continuous service with the Included
Employer, based on the Included Employer's records.

The rules for obtaining Dependents Insurance are in the When You Become Insured
Section.]

When You Become [Insured]

[FOR EMPLOYEE INSURANCE

Your Employee Insurance will begin on the first day of the month which coincides with or next follows the date on which you meet all of these requirements:

◦	You are eligible for Employee Insurance; and

◦	You are in a Covered Class for that insurance; and

◦	You have met any evidence requirement for the Employee Insurance; and

◦	Your insurance is not being delayed under the Delay of Effective Date
  Section below; and

◦	That Coverage is part of the Group Contract; and

◦	You have enrolled on a form approved by Prudential and agreed to pay the required contributions.

At any time, the benefits for which you are insured are those for your class, unless otherwise stated.

WHEN EVIDENCE IS REQUIRED: In any of these situations, you must give evidence of insurability. This requirement will be met when Prudential decides the evidence is satisfactory.

(1)  You enroll more than 31 days after you could first be covered.

(2)  You enroll after any of your insurance under the Group Contract ends because you did not pay a required contribution.

(3)  You wish to become insured for life insurance and have an individual life insurance contract which you obtained by converting your insurance under the Variable Universal Life Coverage of the Group Contract.
(4)  You apply to reinstate your Variable Universal Life Coverage, including any of the additional provisions that may be a part of the Variable Universal
Life Coverage.

(5)  You have not met a previous evidence requirement to become insured under any Prudential group contract covering Employees of the Included Employer.

FOR DEPENDENTS INSURANCE

Your Dependents Insurance for a person will begin on the first day of the month which coincides with or next follows the date on which the person is a Qualified
Dependent and you meet all of these requirements:

•	The person is your Qualified Dependent.

•	You are in a Covered Class for that insurance.

•	You have met any evidence requirement for that Qualified Dependent.

•	Your insurance for that Qualified Dependent is not being delayed under the
Delay of Effective Date Section.

•	Dependents Insurance under that Coverage is part of the Group Contract.

•	You have enrolled on a form approved by Prudential and agreed to pay the required contributions.

At any time, the Dependents Insurance benefits for which you are insured are those for your class, unless otherwise stated.

WHEN EVIDENCE IS REQUIRED: In any of these situations, you must give evidence of insurability for a Qualified Dependent. For each Qualified Dependent, this requirement will be met when Prudential decides the evidence is satisfactory.

(1)  You enroll for Dependents Insurance under the Variable Universal Life
 Coverage, including any of the additional provisions that may be a part of the Variable Universal Life Coverage, more than 31 days after you are first eligible for Dependents Insurance. The requirement will apply to each
Qualified Dependent you have when you enroll.

(2)  You enroll for Dependents Insurance after any insurance under the Group
Contract ends because you did not pay a required contribution. The evidence requirement will apply to each Qualified Dependent you have when you enroll.

(3)  You apply to reinstate the Variable Universal Life Coverage, including any of the additional provisions that may be a part of the Variable Universal
Life Coverage, for your Qualified Dependents.

(4)  The Qualified Dependent is a person for whom a previous requirement for evidence of insurability has not been met. The evidence was required for that person to become covered for an insurance, as a dependent or an
Employee. That insurance is or was under any Prudential group contract for
Employees of the Included Employer.

While you are insured for Dependents Insurance under the Variable Universal Life
Coverage, including any of the additional provisions that may be a part of the
Variable Universal Life Coverage, the evidence requirement will not apply to a new dependent.]

[DELAY OF EFFECTIVE DATE

FOR EMPLOYEE INSURANCE

Your Employee Insurance under the Variable Universal Life Coverage, including any of the additional provisions that may be a part of the Variable Universal
Life Coverage, will be delayed if you do not meet the Active Work Requirement on the day your insurance would otherwise begin. Instead, it will begin on the day you meet the Active Work Requirement and other requirements for the insurance.
The same delay rule will apply to any change in your insurance that is subject to this section if you do not meet the Active Work Requirement on the day on which that change would take effect.

FOR DEPENDENTS INSURANCE

If a Qualified Dependent is confined for medical care or treatment, at home or elsewhere, on the day your Dependents Insurance under the Variable Universal
Life Coverage, including any of the additional provisions that may be a part of the Variable Universal Life Coverage, for that Qualified Dependent or any change in that insurance that is subject to this section, would take effect, it will not take effect until the Qualified Dependent's final medical release from such confinement. The other requirements for the insurance or change must also be met.

Newborn Child Exception for the Additional Provisions for Dependents Term
Life Coverage: This section does not apply to a child of yours if the child is born to you, becomes your Qualified Dependent when the child is 14 days old, and either:

(1)  is your first Qualified Dependent; or

(2)  becomes a Qualified Dependent while you are insured for Dependents
Insurance under the Additional Provisions for Dependents Term Life Coverage
for any other Qualified Dependent.

Also, this section does not apply to any age increase in the amount of insurance for a child under the Additional Provisions for Dependents Term Life Coverage.]

  ---------------------------

VARIABLE UNIVERSAL LIFE COVERAGE

FOR [EMPLOYEES AND THEIR DEPENDENTS]

This Coverage is life insurance which includes one or more of these three parts:
Face Amount of Insurance, a Certificate Fund and paid-up insurance. To be a
Covered Person under this Coverage a person must first have become insured for the Face Amount of Insurance. Under certain conditions, the Certificate Fund may be applied to provide paid-up insurance. Paid-up insurance continues until death unless surrendered [or voided when Extension of Coverage and Waiver of Cost of
Insurance Charges During Total Disability applies].

A. DEATH BENEFIT.

If a person dies:

(a)  while a Covered Person under this Coverage; or

[(b) while protected under the Extended Death Protection During Total Disability
Section of this Coverage; or]

[(c)] during the conversion period after the person's Insurance under this
 Coverage ends;

a death benefit is payable when Prudential receives written proof of death.
Unless the Insurance is in default, the amount of the death benefit on any date is the Insurance Amount less any Certificate Debt. The Insurance Amount is [ the greater of:

(1)  the Face Amount of Insurance plus Certificate Fund; or

(2)  the Certificate Fund times the percent for the person's attained age in the
Table of Corridor Percentages.]

The Face Amount of Insurance is shown in the [Specifications Page.] The amount of death benefit will depend on the contributions made by or for the Covered
Person, the investment experience of the Separate Account (described in Section
D. of the Coverage), any interest credited to the Fixed Account (described in
Section E. of the Coverage) and the level of charges made. When a death benefit is payable, the value of the Certificate Fund is determined as of the date of death. When the Insurance has ended, the amount of the death benefit payable includes any amount available under the provisions of [Sections K. and M.] of this Coverage.

B. CONTRIBUTIONS.

[The contribution for the first month that this Coverage is in force for a
Covered Person must be at least equal to the Initial Monthly Contribution applicable to that person. After that, you may change the frequency and amount of the monthly contribution, so long as the amount in the person's Certificate
Fund, less any Certificate Debt, is enough to make the monthly deductions from the Certificate Fund. Section C. describes charges for the cost of insurance and other monthly deductions from the Certificate Fund.]

You may also make lump sum contributions for the Covered Person at any time. But
Prudential reserves the right to not accept a lump sum contribution less than the Minimum Lump Sum

Contribution. After the Expense Charges are deducted from each contribution, the balance goes into the Covered Person's Certificate Fund. The balance is the Net
Contribution. The [Initial] Monthly Contribution, Minimum Lump Sum Contribution
and the Expense Charges are shown in the [Specifications Page.]

Prudential reserves the right not to accept, or to return, contributions which would cause this Coverage to fail to qualify as life insurance under applicable tax laws, or which would increase the Insurance Amount by more than it increases the Certificate Fund.

DEFAULT: On the first day of each Contract Month Prudential will determine if a
Covered Person's Insurance is in default. To do so, Prudential will determine the value of the Covered Person's Certificate Fund as of the previous Business
Day and deduct from that amount the charges described under Section C. of the
Coverage. If the resulting amount, less any Certificate Debt, is less than the amount needed to make the monthly deduction from the Certificate Fund, the
Covered Person's Insurance is in default.

The Covered Person's Insurance is also in default if there is excess Certificate
Debt, as described under Section J. of the Coverage[, or if any specified
Monthly Contribution are not paid for the Covered Person when due, as provided under Section B. of the Coverage.]

GRACE PERIOD: You will be granted a grace period equal to the greater of: (a) 61 days from the date the Insurance goes into default; or (b) 30 days from the date
Prudential mails you a notice of default, to make the minimum premium contribution required to keep the Covered Person's Insurance in force.
Prudential will continue to accept contributions and make the charges it has set during the grace period. If the Covered Person dies within the grace period, the death benefit payable will be reduced by the amount that would have been required to keep the Covered Person's Insurance in force to the end of the month in which death occurs. If the minimum contribution is not made by the end of the grace period, the Covered Person's Insurance will end without value.

[REINSTATEMENT: If a Covered Person's Insurance is still in default after the grace period ends, it may be reinstated. To do so, these conditions must be met:

(1)  You must request reinstatement within three years from the end of the Grace
Period.

(2)	The Insurance must not have been surrendered for its Cash Surrender Value.

(3)	You have given evidence of the Covered Person's insurability that satisfies Prudential.

(4)	The Cash Surrender Value must not have been used to buy paid-up insurance.

(5)	You must pay a contribution at least equal to: (a) the amount, if any, needed to bring the Covered Person's Certificate Fund up to zero as of the date the Covered Person's Insurance went into default; plus (b) the deductions from the Certificate Fund during the grace period following the date of default; plus (c) an amount sufficient to make two months'
deductions from the Certificate Fund. From this amount, the Expense Charges shown in the Specifications Page, plus any other charges, will be deducted.

(6)  The Group Contract has not ended.

If Prudential approves, the reinstatement will be effective on the first day of the month coinciding with or following the date on which the contribution described in (5) is paid.]

C. THE CERTIFICATE FUND.

ALLOCATIONS: For the first [20] days following the Effective Date of the
Certificate, the Net Contributions, if any, for a Covered Person are allocated to [the Money Market Account.] Thereafter, you may allocate all or part of the
Net Contributions for the Covered Person to one or more of the variable investment options of the Separate Account shown in the List of Investment
Options or to the Fixed Account. Any allocation made by the [Employee] for the
Covered Person must be at least [5%] of each Net Contribution and a fractional percent may not be chosen. The total must be 100%. You may change the Covered
Person's allocation for future Net Contributions at any time while this Coverage is in force. You must notify Prudential on a form acceptable to it. The change will take effect at the end of the Business Day on which Prudential receives the notice, provided such notice is received in good order.

On the date on which a person becomes a Covered Person for this Coverage, the
Certificate Fund is equal to the Net Contributions credited on that date, less any applicable charges in items (10)[, (11) and (12)] below. On any other date, the Certificate Fund is equal to what it was on the prior Business Day plus these items:

(1)	any Net Contribution credited on that day;

(2)	any increase due to investment results in the value of the variable investment options;

(3)	guaranteed interest at an effective rate of [4%] a year on that part of the
Certificate Fund that is in the Fixed Account;

(4)	any excess interest on that part of the Certificate Fund that is in the
Fixed Account; and

(5)	interest credited to any Loan Account as described in Section J. of the
Coverage. and less these items applicable as of that date:

(6)	any decrease due to investments results in the value of the variable investment options;

(7)	a charge against the variable investment options at a rate of [.00123%] a day ([0.45%] a year) for mortality and expense risk. Prudential may change that charge, but not to exceed .00245 % a day (0.90% a year);

(8)	A charge against the variable investment options for investment management fees and expenses;

(9)	any amount charged against the variable investment options for local, state or federal taxes;

(10)	a charge for the cost of insurance;

[(11)	any charges for administration;

(12)	charges for any additional insurance benefits;]

[(13)]	any partial withdrawals;

[(14)	any transaction charges that may result from a partial withdrawal, loan, additional statement request or transfer;]

[(15)]	the amount of any interest on a loan that is not paid when due as described in Section J. of the Coverage.

GUARANTEED INTEREST: Prudential will credit interest each day on that part of the Certificate Fund invested in the Fixed Account. The interest credited will be [.01074598 % a day (4% a year)].

EXCESS INTEREST: Prudential may credit interest in addition to the guaranteed interest on that part of the Certificate Fund that is allocated to the Fixed
Account. The rate of any excess interest will be determined from time to time.
Prudential may credit a different rate of excess interest to different parts of the Certificate Fund allocated to the Fixed Account.

CHARGE FOR COST OF INSURANCE: On the first day of each Contract Month,
Prudential will deduct a charge for the cost of Insurance from the Certificate
Fund. [This charge may also include the cost associated with additional provisions that may be part of the Variable Universal Life Coverage.] The amount deducted is computed as the applicable monthly rate times the Net Amount at
Risk. The Net Amount at Risk is equal to the Insurance Amount less the
Certificate Fund. The monthly rate is based on the Covered Person's age, rate class and other features of the Coverage. In no event will the monthly rate be higher than [150% of the applicable amount under the 1980 Commissioners Standard
Ordinary Mortality Table (Male, age last birthday).]

CHARGE FOR ADMINISTRATION: On the first day of each Contract Month, Prudential may deduct a charge for administration. The amount of this charge, if any, is shown in the Specifications Page under Monthly Administration Charge.

DEDUCTION OF CHARGES: Any charges deducted from the Covered Person's
Certificate Fund will be charged against the Fixed Account and against the variable investment options of the Separate Account on a proportional basis.

D. SEPARATE ACCOUNT.

This Coverage provides that certain values and payments will vary to reflect the investment results of the Separate Account.

SEPARATE ACCOUNT: The words "Separate Account" where they are used without qualification, mean The Prudential Variable Contract Account - GI-2 (VCA-GI-2).
Prudential established VCA - GI-2 to support group contracts, such as this one, which participate in the Separate Account.

Prudential owns the assets of the Separate Account; it keeps them separate from the assets of its general account. Assets held in the Separate Account shall not be chargeable with liabilities arising out of any other business of Prudential.
For this purpose, "assets" means only those amounts held in the Separate Account needed to satisfy Prudential's obligation pertaining to benefits attributable to the Separate Account. Assets held in each investment option of VCA-GI-2 shall not be chargeable with liabilities arising in connection with any other investment option of VCA-GI-2.

Prudential will keep assets in the Separate Account with a total market value at least equal to the amount of the liabilities relating to the benefits attributable to the Separate Account. Prudential will have sole control of the amount, if any, by which such value exceeds those liabilities. Prudential may, from time to time, transfer cash among the Separate Account, its other investment accounts and the investment options of VCA-GI-2 as, in its judgement, experience warrants. No such transfer will affect Prudential's liability under this Group Contract.

VARIABLE INVESTMENT OPTIONS: The VCA-GI-2 variable investment options available to you are listed in the List of Investment Options. You allocate, using percentages, the Net Contributions for the Covered Person among the various options.

THE FUNDS: The word Funds, where it is used without qualification, means [the portfolios of The Prudential Series Fund, Inc. and the other mutual fund portfolios in which the Separate Account invests. These other mutual fund portfolios are unaffiliated with Prudential. Each of The Prudential Series Fund,
Inc. portfolios and the unaffiliated mutual fund portfolios are registered with the SEC under the Investment Company Act of 1940 as open-end diversified management investment companies. Each of The Prudential Series Fund, Inc.
portfolios and the unaffiliated mutual fund portfolios correspond to each of the options in VCA-GI-2. The portfolios available to you are listed in the List of
Investment Options.]

SEPARATE ACCOUNT INVESTMENTS: Prudential uses assets of VCA-GI-2 to buy shares in the Funds. Each option of VCA-GI-2 is invested in a corresponding portfolio of a Fund. Income and realized and unrealized gains and losses from assets in each of these options are credited to, or charged against, that option. This is without regard to income, gains or losses in Prudential's other investment accounts.

Prudential will determine the value of the assets in each option of VCA-GI-2 on the Valuation Date for that option, as shown in the List of Investment Options.
If that date is not a Business Day, Prudential will use the value of the assets as of the end of the last prior Business Day on which trading took place.

CHANGE IN INVESTMENT POLICY: A portfolio of the Funds might make a material change in its investment policy. In that case, Prudential will send you a notice of the change. Within 61 days after receipt of the notice, or within 61 days after the effective date of the change, if later, you may transfer any amount from that portfolio to the Covered Person's Fixed Account or any other investment option available to you.

CHANGE OF FUND: A portfolio of the Funds might, in Prudential's judgment, become unsuitable for investment. This might happen because of a change in investment policy, a change in laws or regulations, because the shares are no longer available for investment, or at the discretion of Prudential. If that occurs,
Prudential has the right to substitute another portfolio of the Funds or of an entirely different mutual fund. But Prudential would first seek any required regulator's consent.

E. FIXED ACCOUNT.

THE FIXED ACCOUNT: You may choose to allocate all or part of the Covered
Person's Net Contribution to the Fixed Account. Allocations to the Fixed Account
become part of Prudential's General Account. Amounts allocated to the Fixed
Account are credited with interest as described in Section C. under Guaranteed
Interest and Excess Interest.

F. INVESTMENT MANAGER.

[Prudential is the investment manager with respect to the amounts held in the
Separate Accounts. Prudential may, in its sole discretion, delegate to one or more of its direct or indirect wholly owned subsidiaries all or part of its authority as investment manager. No such delegation will in any way affect
Prudential's liability for any acts or omissions in the management of the
Separate Accounts.]

G. TRANSFERS.

You may transfer a Covered Person's amounts among investment options of the
Separate Account available to you and into the Fixed Account [as often as twelve times during a Certificate Year without charge], unless the Insurance is in default. [The minimum amount that can be

transferred is $100, or the entire value of the option if less. Transfer requests in percent terms may not be a fractional percent and must be at least
5%.] To make a transfer, you must notify Prudential on a form acceptable to it.
The transfer will take effect on the Valuation Date on which Prudential receives the notice. No transfer may be made within the first [20] days following the
Effective Date of the Certificate.

You may also transfer a Covered Person's amounts from the Fixed Account into the variable investment options at any time during the year, subject to the following limitations:

(1)  Only [one transfer from the Fixed Account] can be made each Certificate
Year;

(2)  The maximum amount that can be transferred is [the greater of $5,000 or 25%
of the amount in the Fixed Account].

[Prudential reserves the right to deduct from the Covered Person's Certificate
Fund, on a pro-rata basis, a transaction charge of up to $20.00 for each transfer request exceeding twelve in any Certificate Year.]

DELAYED TRANSFERS: Prudential usually transfers the Covered Person's amounts on the date it receives the [Employee's] request. But Prudential has the right to defer making a transfer if (1) the New York Stock Exchange is closed; or (2) the
SEC requires that trading be restricted or declares an emergency; or (3) there occurs a system failure or power outage.

H. FULL SURRENDER.
You may surrender the Covered Person's Insurance for its Cash Surrender Value at
any time. To surrender the Covered Person's Insurance, you must ask Prudential on a form acceptable to Prudential. You may ask Prudential what the Cash
Surrender Value of the Covered Person's Certificate Fund is prior to electing to surrender. Prudential will pay the Cash Surrender Value calculated as of the
Valuation Date on which Prudential receives your request. The proceeds will be paid to you in a lump sum.

[The transaction charge for a full surrender may be up to the lesser of (a) $20, or (b) 2% of the amount paid upon surrender.]

DELAYED SURRENDER: Prudential usually pays any Cash Surrender Value within 7 days of the date it receives your request. But Prudential has the right to defer paying the portion of the proceeds that is to come from the variable investment options if: (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency; or (3) there occurs a system failure or a power outage. Prudential also has the right to defer paying the portion of the proceeds that is to come from the Fixed Account for up to six months. If Prudential does so for more than 30 days, it will pay interest on that portion at the current Fixed Account rate.

I. PARTIAL WITHDRAWALS.

You may make partial withdrawals from the Covered Person's Certificate Fund. Any partial withdrawals are subject to all of these terms:

(1)  The Covered Person's Insurance must be in force and not in default.

(2)  You must ask for the partial withdrawal on a form acceptable to to Prudential.

(3)  The maximum amount of any partial withdrawal is the amount that would reduce the Covered Person's Certificate Fund (less any Certificate Debt and any outstanding charges) to the amount needed to make [the next monthly deductions from the Certificate Fund].

(4)  The amount withdrawn must be at least [$200].

(5)  The amount withdrawn will be taken from the Covered Person's Certificate
Fund accounts on a pro-rata basis, unless you select specific accounts.

[Prudential reserves the right to deduct from the amount withdrawn from the
Covered Person's Certificate Fund a transaction charge, up to the lesser of (a)
$20.00 or (b) 2% of the amount withdrawn, with respect to each partial withdrawal.]

DELAYED WITHDRAWALS: Prudential will usually pay any partial withdrawals within seven days of the date it receives the request. But Prudential has the right to defer paying the portion of the proceeds that is to come from the Covered
Person's variable investment options if : (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency; or (3) there occurs a system failure or a power outage. Prudential also has the right to defer paying the portion of the proceeds that is to come from the Fixed Account for up to six months. If Prudential does so for more than
30 days, it will pay interest on that portion at the current Fixed Account rate.

An amount withdrawn may not be repaid except as a contribution subject to charges.

J. LOANS.

You may make a request to borrow from a Covered Person's Certificate Fund.
LOAN REQUIREMENTS:  Loans are subject to these terms:

(1)	The Covered Person's Insurance must be in force and not in default.

(2)	The Covered Person's Certificate Debt must not be more than the Loan Value.

(3)	The amount borrowed from the Covered Person's Certificate Fund at any one time must be at least [$200].

(4)	The amount borrowed will be taken from the Covered Person's Certificate
Fund on a pro-rata basis, unless you select specific accounts.

If there is already Certificate Debt when you take out the loan, the new amount borrowed will be added to that debt.
MAXIMUM LOAN VALUE: The maximum Loan Value (before any applicable charge) is determined by multiplying the Certificate Fund by [90%] and subtracting any existing loan with accrued interest, any outstanding charges and the amount needed to make [the next monthly deductions from the Certificate Fund].

INTEREST CHARGE: Interest charged on any loan will accrue daily at an annual rate determined each year by Prudential. Interest payments on any loan are due on each Contract Anniversary, or when the loan or any part of it is paid back, if that comes first. If interest is not paid when due, it will be added to the principal amount of the loan. Then interest is charged on it, too. Prudential will notify the [Employee 31] days before the interest on the loan becomes due.

The loan interest rate is the annual rate Prudential sets from time to time. The rate will never be greater than that permitted by law. It will change [only on a
Contract Anniversary.] Before the start of each Contract Year, Prudential will determine the loan interest rate to be charged for that year.

When you take out a loan, Prudential will tell you the initial interest rate for the loan. Prudential will notify you if the rate is to be changed.

EFFECT OF A LOAN: A Loan Account that is part of a Covered Person's Certificate
Fund will be set up when you take out a loan. The amount of the loan taken will be credited to the Covered Person's Loan Account.

Prudential will credit interest to the Covered Person's Loan Account at the loan interest rate for the Contract Year, less [2%]. On each Contract Anniversary, if there is a loan outstanding, interest credited to the Loan Account will be allocated to the variable investment options and the Fixed Account based on your then current Net Contribution allocations for the Covered Person.

REPAYMENT: You may pay back all or part of any Certificate Debt at any time. If you choose to make repayment by partial withdrawal from the Covered Person's
Certificate Fund, the provisions of Section I. of the Coverage will apply.
Repayment will be allocated among the Covered Person's Fixed Account and the variable investment options, based on your then current Net Contribution allocations[, unless you select specific accounts.] While a loan is outstanding, any payment should be designated as a contribution or a loan repayment. If that designation is not made, it will be treated as a loan repayment.

Should a death benefit become payable while a loan is outstanding, or should the
Covered Person's Insurance be surrendered while a loan is outstanding, or should the Covered Person's Insurance lapse, any proceeds otherwise payable will be reduced to reflect the amount of the loan and any accrued interest.

EXCESS CERTIFICATE DEBT: If Certificate Debt ever becomes equal to or more than the Certificate Fund value minus an amount equal to that needed to make [the next month's deductions], the Insurance is in default. Prudential will send you a notice at your last known address stating the minimum contribution that, if paid to Prudential, will keep this coverage from ending. The Covered Person's
Insurance under this Coverage will end at the end of the grace period described in Section B. if the minimum contribution is not made.

DELAYED LOANS: Prudential usually makes a loan within seven days of the date it receives your request. But Prudential has the right to defer making the portion of the loan that is to come from the Covered Person's variable investment options if: (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency; or (3) there occurs a system failure or a power outage. Prudential also has the right to defer paying the portion of the proceeds of a loan that is to come from the Fixed Account for up to six months. Prudential also has the right to defer paying the portion of the proceeds that is to come from the Fixed Account for up to six months. If
Prudential does so for more that 30 days, it will pay interest on that portion at the Fixed Account rate.

[Prudential reserves the right to withdraw from the Covered Person's Certificate Fund a transaction charge of up to $20.00 with respect to each loan made.]

[K.  EXTENSION OF COVERAGE AND WAIVER OF COST OF INSURANCE CHARGES DURING TOTAL DISABILITY.

If you meet the conditions below:

(1)  The Variable Universal Life Coverage, including any of the additional provisions that may be a part of the Variable Universal Life Coverage, will be extended while you are Totally Disabled.

(2)  From the date Prudential first receives written proof as described below, the monthly Charge for Cost of Insurance will be waived while the Variable
Universal Life Coverage, including any of the additional provisions that may be a part of the Variable Universal Life Coverage, is being extended.

The conditions are:

◦	You become Totally Disabled while you are insured for Face Amount of
Insurance under the Variable Universal Life Coverage and are not retired.

◦	You are less than age 60 when your Total Disability starts.

TOTAL DISABILITY:  You are "Totally Disabled" when:

(1)  You are not working at any job for wage or profit; and

(2)  Due to Sickness, Injury or both, you are not able to perform for wage or profit, the material and substantial duties of any job for which you are reasonably fitted by your education, training or experience.

The extension ends one year after your Total Disability started, unless, within that year, you give Prudential written proof that:

(1)  You have met the above conditions; and

(2)  You are still Totally Disabled; and

(3)  Your Total Disability has continued for at least nine months.

Prudential will then further extend the Variable Universal Life Coverage, including any of the additional provisions that may be a part of the Variable
Universal Life Coverage, for successive one year periods. The first of these periods will start on the date Prudential receives this proof. After that first period, you must give written proof when and as required by Prudential once each year that your Total Disability continues.

If you or your dependent dies while the Variable Universal Life Coverage, including any of the additional provisions that may be a part of the Variable
Universal Life Coverage, is being extended, the death benefit will include the amount of that extension when Prudential receives written proof that:

(1)  Your Total Disability continued until that person's death; and

(2)  All of the above conditions have been met.

If you or your dependent spouse dies within one year after your Total Disability started and before you give Prudential proof of Total Disability, written notice of your or your dependent's death must be given to Prudential within one year after the death.

This extension ends if and when:

(1)  Your Total Disability ends or you reach age 65; or

(2)  You fail to furnish any required proof that your Total Disability continues; or

(3)  You fail to submit to a medical exam by Doctors named by Prudential when and as often as Prudential requires. After two full years of this protection, Prudential will not require an exam more than once a year.

If this extension ends after you have given the first proof of continued Total
Disability, the same rights and benefits under Sections A and M apply as if it was Face Amount of Insurance under the Variable Universal Life Coverage which ended at this time. But this does not apply if you become insured again for the
Face Amount of Insurance within 31 days after this extension ends.

The amount of a person's Face Amount of Insurance that may be extended is the amount of the person's Face Amount of Insurance on the day Total Disability
began, subject to the provisions of the Schedule of Benefits. But the amount is reduced by any amount payable under any Prudential group life insurance that replaces the Variable Universal Life Coverage for a class of Employees.

EFFECT OF CONVERSION: An individual contract issued under Section M will be in place of all rights under this Section F.]

[L.] PAID-UP INSURANCE.

You may elect to provide paid-up insurance for a Covered Person at any time in lieu of the Insurance, if the Cash Surrender Value of the Covered Person's
Certificate Fund is at least $1,000. You must make the election on a form acceptable to Prudential.

The election will take effect at the end of the first Business Day on which
Prudential receives the form.

This option will apply automatically if: (a) a Covered Person's Insurance ends
(for reasons other than default)[; or (b) extended death protection ends (and the person does not again become covered during the next 31 days) as provided in
Section K; and (c)] the Cash Surrender Value of the Covered Person's Certificate
Fund is at least $1,000 and you do not choose any of the options available upon termination of the person's Coverage within 61 days after Coverage ends.

The amount of paid-up insurance under this option is the amount which the
Covered Person's current Cash Surrender Value will provide when used as a net single premium, but it may not be more than the Covered Person's death benefit.
The maximum premium will be based on the 1980 Commissioners' Standard Ordinary
Mortality Table, Male Mortality, at 4%. It will be determined by the Covered
Person's attained age.

[All of a person's] paid-up insurance may be surrendered for its cash value at any time. The cash value will be the net single premium at the Covered Person's attained age for the amount of Insurance, using the same basis which determined that amount. [Partial surrenders of a person's paid-up insurance are not permitted.] Prudential may defer a surrender for up to six months. If Prudential does so for more than 30 days, it will pay interest on that portion at the rate of [3%] a year. [If a Covered Person's Paid-up insurance is surrendered for its cash value, Prudential may make a charge, up to the lesser of: (a) 2% of the cash value of the surrender; and (b) $20.00.]

DIVIDENDS: Prudential will determine that part of the dividend, if any, derived from the Covered Person's paid-up insurance. That part will be applied to increase the Covered Person's paid-up

insurance. That part will not be considered in determining the disposition or effect of dividends under any other provisions of the Group Contract.

CHANGE IN BENEFICIARY: If you purchase paid-up insurance and you make a
Beneficiary change the Beneficiary change form must be filed with Prudential.

[M.] CONVERSION PRIVILEGE.

If a person's Face Amount of Insurance under the Variable Universal Life
Coverage ends for [the reason] stated below, the person may convert to an individual life insurance contract. Evidence of insurability is not required.
The [reason is:

     All Face Amount of Insurance that applies to you or, with respect to your dependent spouse, to your dependent spouse under the Group Contract for your class ends by amendment or otherwise.] But, on the date it ends[:

(1)	you must have been insured for five years for that insurance (or for that insurance and any other Prudential rider or group contract replaced by that insurance); or

(2)	with respect to your dependent spouse, you must have been insured for that spouse for five years for that insurance (or for that insurance and any Prudential rider or group contract replaced by that
insurance).]

Any such conversion[s are] subject to the rest of this Section [M].

AVAILABILITY:  A person must apply for the individual contract and pay the first premium by the later of:

(1)  the thirty-first day after the person's Face Amount of Insurance ends; and

(2)  the fifteenth day after the person has been given written notice of the conversion privilege. But, in no event may insurance be converted to an individual contract if the person does not apply for the individual contract and pay the first premium prior to the ninety-second day after the person's Face Amount of Insurance ends.

INDIVIDUAL CONTRACT RULES: The individual contract must conform to the following:

AMOUNT:  Not more than:

(1)	the total amount of the person's insurance under this Variable Universal
Life Coverage (Face Amount of Insurance plus Certificate Fund) just before the Face Amount of Insurance ends; minus

(2)	the amount of the person's Certificate Fund needed to cancel any loan due;
minus

(3)	the amount of the person's paid-up insurance under the Variable Universal
Life Coverage purchased by using the person's Certificate Fund just after the Face Amount of Insurance ends.

[But, if a person converts when extended death protection ends, the amount of that protection applies in place of the Face Amount of Insurance in (1) above.

Or, if] the Face Amount of Insurance ends because all Face Amount of Insurance of the Group Contract for your class ends, the total amount of individual insurance which [you or your

dependent spouse] may get in place of all life insurance then ending for [you or your dependent spouse] under the Group Contract will not exceed the [lesser of the following:

(1)  The] total amount of all life insurance then ending for that person under the Group Contract reduced by the sum of: (a) the amount of that person's
Certificate Fund needed to cancel any loan due; (b) the amount of that person's paid-up insurance; and (c) the amount of group life insurance from any carrier for which that person is or becomes eligible within the next 45 days.

[(2) $10,000.]

DEATH DURING CONVERSION PERIOD: The amount a person had a right to convert to an individual contract is included in the death benefit if the person dies:

(1)  Within 31 days after the person's Face Amount of Insurance ends; and

(2)  While the person has the right to convert the Face Amount of Insurance to an individual contract.

It is included even if the person did not apply for conversion. [But it is reduced by the amount of any extended death benefit protection which applies.]

FORM:  Any form of a life insurance contract that:

(1)  conforms to Title VII of the Civil Rights Act of 1964, as amended, having no distinction based on sex; and

(2)  is one that Prudential usually issues at the age and amount applied for.

[This does not include term insurance or a contract with disability or supplementary benefits.]

PREMIUM: Based on Prudential's rate as it applies to the form and amount, and to the person's class of risk (other than gender) and age at the time.

EFFECTIVE DATE: The end of the 31 day period after which the person ceases to be insured for the Face Amount of Insurance.

[N.] GENERAL PROVISIONS.

[SUICIDE: If a Covered Person, whether sane or insane, dies because of suicide, the death benefit under the Variable Universal Life Coverage may be limited. If death because of suicide occurs:

(1) within two years from the date a person became a Covered Person, it is limited to:

     (a)  the sum of the contributions paid, minus

     (b)  any loans and the interest charged to it; minus

     (c)  any amounts which have been withdrawn from that person's Certificate
Fund.

(2)  within two years from the date of any increase in that person's Face Amount of Insurance, the part of the death benefit that would be on account of that increase is limited to the sum of the contributions paid for that increase.

(3)  within two years from the date the person's Variable Universal Life
     Coverage is reinstated, it is limited to:

     (a) the sum of the contributions paid since the date of the reinstatement;
minus

     (b) any loan and the interest charged to it; minus

     (c) any amounts which have been withdrawn from that person's Certificate
Fund.]

ANNUAL REPORT: Prudential will send you a detailed report of each Covered
Person's Certificate Fund. It will be sent within three months after the end of each [Contract Year.] You may request a report at other times, subject to a fee of [$20.00] for its cost.

PAYMENT OF DEATH CLAIM: If Prudential pays a death claim in a lump sum, it will usually pay the proceeds within seven days of the date it receives written proof of loss. But Prudential has the right to defer paying any part of the death benefit that is to come from the variable investment options if: (1) the New
York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency; or (3) there occurs a system failure or a power outage. Prudential also has the right to defer paying the portion of the proceeds that is to come from the Fixed Account for up to six months. If
Prudential does so for more than 30 days, it will pay interest on that portion at the current Fixed Account rate.

BENEFICIARY; MODE OF SETTLEMENT: Any death benefit under a section of this
Coverage is payable according to that section and the Beneficiary and Mode of
Settlement Rules.

-------------------------

OPTION TO ACCELERATE PAYMENT OF CERTAIN DEATH BENEFITS
UNDER VARIABLE UNIVERSAL LIFE COVERAGE

[FOR YOU AND YOUR DEPENDENT SPOUSE]

These provisions change the Variable Universal Life Coverage (called Coverage below) to provide an option to accelerate payment of portions of [your or your dependent spouse's] insurance.

YOU SHOULD KNOW THAT ELECTION OF THIS OPTION MAY AFFECT OTHER BENEFITS OR
ENTITLEMENTS FOR WHICH A PERSON MAY BE ELIGIBLE. IT MAY ALSO AFFECT A PERSON'S
INCOME TAX LIABILITY. READ THESE NOTES CAREFULLY:

(1) If you elect this option, the amount of Variable Universal Life Coverage for the person is reduced by the Terminal Illness Proceeds [and the
Accelerated Payment Fee] described below.

(2)  Any payment made under this option may be taxable. You are advised to seek the help of a professional tax advisor for assistance with any questions that you may have.

(3) If you elect this option, eligibility for Medicaid or other government programs may be affected. You are advised to seek the help of a professional legal advisor for assistance with any questions that you may have.

As used here:

"Certificate Fund Amount" means the amount of a person's Certificate Fund under the Coverage on the day Prudential receives proof that the person is Terminally
Ill.

"Face Amount" means a person's Face Amount of Insurance under the Coverage on the day Prudential receives proof that the person is Terminally Ill.

"Terminally Ill" means having a life expectancy that is [12 months] or less.

"Terminal Illness Proceeds" mean the amount of the Variable Universal Life Death
Benefit placed under this option for a person.

TERMINAL ILLNESS PROCEEDS:  The Terminal Illness Proceeds are equal to:

◦	a portion of a person's Face Amount or Net Amount at Risk, as determined under (1) below; plus

◦	a portion of a person's Certificate Fund Amount, as determined under (2)
below[; minus

◦	an Accelerated Payment Fee not to exceed $350].

(1)  You must elect the portion of a person's Face Amount or Net Amount at Risk that you want to place under this option. [You may elect up to 80% of the person's Face Amount or Net Amount at Risk, but not more than $250,000.

     If the amount of a person's death benefit is being determined under
Subsection (1) of Section A of the Coverage, such portion may be reduced if, within 12 months after the date Prudential

receives proof that a person is Terminally Ill, an Amount Limitation would have applied to the person's Face Amount. In that case, the portion of the person's Face Amount placed under this option will not exceed the person's
Face Amount after applying the Limitation.]

     If the amount of a person's death benefit is being determined under
Subsection (1) of Section A of the Coverage, Prudential will determine the
Accelerated Payment Factor based on your election [and any Amount
Limitation that may apply]. The Accelerated Payment Factor is equal to:

(a)  the portion of a person's Face Amount that is placed under this option; over

     (b)  the person's total Face Amount.

     If the amount of a person's death benefit is being determined under
Subsection (2) of Section A of the Coverage, the Accelerated Payment
Factor is equal to:

     (a)  the portion of a person's Net Amount of Risk that is placed under this option; over

     (b)  the person's total Net Amount at Risk.

(2)  The portion of a person's Certificate Fund Amount that will be placed under this option is equal to:

     (a)  the person's total Certificate Fund Amount times the Accelerated
Payment Factor; minus

     (b)  any outstanding loan balance, plus any interest due on the loan, times the Accelerated Payment Factor.

CHANGES MADE IN THE COVERAGE: If a person is Terminally Ill while a Covered
Person under the Coverage [or while death benefit protection is being extended for the person under the Coverage,] you may elect to have the person's Terminal
Illness Proceeds placed under this option. That election is subject to the
"Conditions" set forth below. The amount of the death benefit otherwise payable under the Coverage is affected as described in the "Effect on Coverage" section.
Contributions are affected as described in the "Effect on Contributions"
section.

CONDITIONS:  Your right to be paid under this option is subject to these terms:

(1)  You may elect this option [for a person] only once during the time [the person is] a Covered Person.

(2) You must choose this option in writing in a form that satisfies Prudential.

(3)  You must furnish proof that satisfies Prudential that the person's life expectancy is [12 months] or less, including a certification by a [Doctor].

(4)  The Variable Universal Life Coverage on the person must not be assigned.

(5)  Terminal Illness Proceeds will be made available to you on a voluntary basis only. Therefore, you are not eligible for this option if:

     (a)  law requires using this option to meet the claims of creditors, whether in bankruptcy or otherwise; or

     (b)  a government agency requires using this option in order to apply for, get or keep a government benefit or entitlement.

(6)  Once you elect this option for a person, you may no longer:

     (a)  increase the person's Face Amount of Insurance under the Coverage;

     (b)  make a lump sum contribution to [the Certificate Fund for the person, except for contributions required to keep the person's Coverage from going into default;] or

     (c)  increase the amount of contributions to [the Certificate Fund for the person, except to the extent an increase is needed to reflect an increase in the mortality and expense risk charges.]

EFFECT ON COVERAGE: When you elect this option, the total amount of Variable
Universal Life Coverage otherwise payable on a person's death,[including any amount under an extended death benefit,] will be reduced by the Terminal Illness
Proceeds [and the Accelerated Payment Fee]. Any amount deducted from the
Certificate Fund Amount as provided in (2) (b) above will be applied to reduce the amount of any outstanding loan and and loan interest. Also, a person may not convert the Terminal Illness Proceeds [or the Accelerated Payment Fee]to an
individual contract.

Prudential reserves the right to make a distribution from a person's Certificate
Fund Amount when benefits under this option are paid. Any such distribution will be made only to the extent needed to continue to qualify the Variable Universal
Life Coverage as life insurance under the Internal Revenue Code.

EFFECT ON CONTRIBUTIONS: The amount of your contribution for a person will be adjusted based on the amount of the person's Variable Universal Life Coverage remaining in force.

METHOD OF PAYMENT: If you elect this option, Prudential will pay the Terminal
Illness Proceeds to you in one sum when it receives proof that a person is
Terminally Ill. When Prudential pays an accelerated death benefit under this option, Prudential will send you a statement that shows the effect of the payment on the person's amount of Coverage and on your contribution for the person's Coverage.

----------------------

ADDITIONAL PROVISIONS FOR ACCIDENTAL DEATH AND DISMEMBERMENT COVERAGE

[FOR YOU AND YOUR DEPENDENT SPOUSE]

Accidental Death and Dismemberment Coverage pays benefits for accidental loss of life, sight, hand or foot. Loss of sight means total and permanent loss of sight. Loss of hand or foot means loss by severance at or above the wrist or ankle.

Those benefits are payable only if all of these conditions are met:

◦	The person sustains an accidental bodily Injury while a Covered Person.

◦	The loss results directly from that Injury and from no other cause.

◦	The person suffers the loss within [90 days] after the accident.

Not all losses are covered.  See Losses Not Covered below.

BENEFIT AMOUNT PAYABLE: The amount payable depends on the type of loss as shown in this table. [All benefits are subject to the Limitation Per Accident below.

For loss of:

Life	]
Both Hands	]
Both Feet	]
Sight of Both Eyes	]	The Amount of Insurance under the
One Hand and One Foot	]	Accidental Death and Dismemberment Coverage
One Hand and Sight of One Eye	]
One Foot and Sight of One Eye	]

One Hand	]
One Foot	]	One-half the Amount of Insurance under the
Sight of One Eye	]	Accidental Death and Dismemberment Coverage

LIMITATION PER ACCIDENT: No more than the amount of insurance on a person under the Accidental Death and Dismemberment Coverage is payable for all losses resulting from the person's Injuries sustained in the same accident.]

LOSSES NOT COVERED:  A loss is not covered if it results from any of these:

[(1) Suicide or attempted suicide, while sane or insane.

(2)] Sickness, whether the loss results directly or indirectly from Sickness.

[(3)]Medical or surgical treatment of Sickness, whether the loss results directly or indirectly from the treatment.

[(4)]Any infection, unless it is pyogenic and occurs through and at the time of an accidental cut or wound.

[(5)] War, or any act of war. "War" means declared or undeclared war and includes resistance to armed aggression.

[(6) Operating an automobile, or any other vehicle or conveyance, while under the influence of drugs or alcohol.

(7)  Travel or other movement by means of an aircraft, or descent from or with a moving aircraft. This (7) applies only if:

(a) the person has any duties aboard the aircraft that relate in any way to that aircraft or to its operation, equipment, passengers, or crew; or

(b) the person is giving or receiving training for any of those duties aboard that aircraft.

     "Aircraft" means any kind of vehicle or device designed for travel or other movement in or beyond the earth's atmosphere.

(8)  Injury arising out of, or in the course of, any work for wage or profit
(whether or not with the Employer).]

----------------------

Each benefit of the Accidental Death and Dismemberment Coverage, other than a death benefit, is payable to you. Any death benefit provided under a section of the Accidental Death and Dismemberment Coverage is payable according to that section and the Beneficiary and Mode of Settlement Rules. The Claim Rules apply to the payment of the benefits.

----------------------

ADDITIONAL PROVISIONS FOR ACCIDENTAL MOTOR VEHICLE DEATH COVERAGE -
SEAT BELT BENEFIT

[FOR YOU AND YOUR DEPENDENT SPOUSE]

Accidental Motor Vehicle Death Coverage pays a death benefit for accidental loss of life that occurs as a result of a Motor Vehicle Accident. That benefit is payable only if all of these tests are met:

(1)  The person sustains a bodily Injury in a Motor Vehicle accident while a
Covered Person.

(2)  The person's death results directly from that Injury and from no other cause.

(3)  At the time of the Motor Vehicle accident, the person: (a) was driving or riding in a Motor Vehicle; and (b) was wearing a seat belt in the manner prescribed by the Motor Vehicle's manufacturer.

(4)  The person dies within [90 days] after the Motor Vehicle accident.

(5) The cause of the person's death is not in Death Benefit Not Payable below.

"Motor Vehicle" means [a private automobile of pleasure car design, van, four-wheel drive vehicle, self-propelled motor home or truck. This does not include a vehicle used for farming, military business, racing or any other type of competitive speed event.]

AMOUNT OF DEATH BENEFIT PAYABLE:  The person's Amount of Insurance under the
Accidental Motor Vehicle Death Coverage.

DEATH BENEFIT NOT PAYABLE: The death benefit is not payable if the person dies as a result of [any of these:

(1)  Suicide, while sane or insane.

(2)  Driving a Motor Vehicle while under the influence of drugs or alcohol.

(3)  Riding in a Motor Vehicle being driven by another person while that person is under the influence of drugs or alcohol.

(4)  Driving or riding in a Motor Vehicle off-road.

(5)  Driving or riding in a Motor Vehicle in a race.

(6)  Sickness, whether the death results directly or indirectly from the
Sickness.

(7)  Medical or surgical treatment of Sickness, whether the death results directly or indirectly from the treatment.

(8)  Any infection, unless it is pyogenic and occurs through and at the time of an accidental cut or wound.

(9)  War, or any act of war. "War" means declared or undeclared war and includes resistance to armed aggression.]

-----------------------------

Any death benefit provided under a section of the Accidental Motor Vehicle Death
Coverage is payable according to that section and the Beneficiary and Mode of
Settlement Rules. The Claim Rules apply to payment of benefits.

----------------------------

ADDITIONAL PROVISIONS FOR DEPENDENTS TERM LIFE COVERAGE

[FOR YOUR DEPENDENT CHILDREN ONLY]

A.   DEATH BENEFIT WHILE A COVERED PERSON.

If [a dependent child] dies while a Covered Person, the amount of insurance on [that child] under the Dependents Term Life Coverage is payable when
Prudential receives written proof of death.

B.   DEATH BENEFIT DURING A CONVERSION PERIOD.

A death benefit is payable under this Section B if [a dependent child] dies:

(1)  within 31 days after ceasing to be a Covered Person; and

(2)  while entitled (under Section C) to a conversion of the insurance under the
Dependents Term Life Coverage to an individual contract.

The amount of the benefit is equal to the amount of Dependents Term Life
Coverage which could have been converted. It is payable even if conversion was not applied for. It is payable when Prudential receives written proof of death.

C. CONVERSION PRIVILEGE.

This privilege applies if you cease to be insured for the Dependents Term Life
Coverage of the Group Contract with respect to [a dependent child. That child]
may have your insurance on [the child] under the Dependents Term Life Coverage, which then ends, converted to an individual life insurance contract. Evidence of insurability is not required. However, conversion is not available if the insurance ends for one of these reasons:

(1)  You fail to make any required contribution for insurance under the Group
Contract.

(2)  All Dependents Term Life Coverage of the Group Contract for your class ends by amendment or otherwise. This (2) does not apply if, on the date it ends, you have been insured with respect to [the dependent child] for five years for that insurance (or for that insurance and any Prudential rider or group contract replaced by that insurance).

Any such conversion is subject to the rest of this Section C.

AVAILABILITY: The individual contract must be applied for and the first premium must be paid by the later of:

(1)  the thirty-first day after you cease to be insured for Dependents Term Life
Coverage with respect to [the dependent child]; and

(2)  the fifteenth day after you have been given written notice of the conversion privilege. But, in no event may the insurance be converted to an individual contract if it is not applied for and the first premium paid prior to the ninety-second day after you cease to be insured for Dependents
Term Life Coverage with respect to [the dependent child].

INDIVIDUAL CONTRACT RULES: The individual contract must conform to the following:

Amount: Not more than the amount of Dependents Term Life Coverage on [the dependent child] ending under the Dependents Term Life Coverage. But, if it ends because all of the Dependents Term Life Coverage of the Group Contract for your class ends, the total amount of individual insurance which may be obtained in place of all the Dependents Term Life Coverage on [the dependent child] then ending under the Group Contract will not exceed the [lesser of the following:

(1)  The] total amount of all your Dependents Term Life Coverage on [the dependent child] then ending under the Group Contract reduced by the amount of group life insurance from any carrier for which you are or become eligible with respect to [the dependent child] within the next 31 days.

[(2) $10,000.]

Form:  Any form of a life insurance contract that:

(1)  conforms to Title VII of the Civil Rights Act of 1964, as amended, having no distinction based on sex; and

(2)  is one that Prudential usually issues at the age and amount applied for.

[This does not include term insurance or a contract with disability or supplementary benefits.]

Premium: Based on Prudential's rate as it applies to the form and amount, and to
[the dependent child's] class of risk and age at the time.

Effective Date:  The end of the 31-day period after you cease to be insured for
Dependents Term Life Coverage with respect to [the dependent child].

--------------------

Any death benefit provided under a section of the Dependents Term Life Coverage is payable to you. If you are not living at the death of [a dependent child], the death benefit is payable to [the dependent child's] estate, or, at
Prudential's option, to any one or more of these surviving relatives of [the dependent child]: wife; husband; mother; father; children; brothers; sisters.

--------------------

GENERAL INFORMATION

BENEFICIARY RULES

The rules in this section apply to insurance payable on account of [your] death, when the Variable Universal Life Coverage, including any of the additional provisions that may be a part of the Variable Universal Life Coverage, states that they do. [These rules also apply to insurance payable on account of your spouse's death, when the Variable Universal Life Coverage, including any of the additional provisions that may be a part of the Variable Universal Life
Coverage, states that they do. But these rules are modified by any burial expenses rule in the Schedule of Benefits and, if there is an assignment, by the following Sections: Limits on Assignments; and Effect of Gift Assignment of
Rights of Group Variable Universal Life Insurance Under Another Group Contract.]

"Beneficiary" means a person chosen, on a form approved by Prudential, to receive the insurance benefits.

You have the right to choose a Beneficiary.

If there is a Beneficiary for the [insurance], it is payable to that
Beneficiary.

Any amount of insurance for which there is no Beneficiary at [a person's] death will be payable [to the person's estate].

You may change the Beneficiary at any time without the consent of the present
Beneficiary. The Beneficiary change form must be filed through the [Included
Employer]. The change will take effect on the date the form is signed. But it will not apply to any amount paid by Prudential before it receives the form.

If there is more than one Beneficiary, but the Beneficiary form does not specify their shares, they will share equally. If a Beneficiary dies before you or, with respect to your spouse, before your spouse, that Beneficiary's interest will end. It will be shared equally by any remaining Beneficiaries, unless the
Beneficiary form states otherwise.

MODE OF SETTLEMENT RULES

[The rules in this Section apply to Employee or Dependents Insurance payable on account of your death or, with respect to your spouse, on account of your spouse's death, when the Variable Universal Life Coverage states that they do.
But these rules are subject to the Limits on Assignments and Effect of Gift
Assignment of Rights of Group Variable Universal Life Insurance Under Another
Group Contract Sections.

"Mode of Settlement" means payment other than in one sum.

Employee or Dependents Life Insurance is normally paid to the Beneficiary in one sum. But a mode of settlement may be arranged with Prudential for all or part of the insurance, as stated below.

ARRANGEMENT FOR MODE OF SETTLEMENT: You may arrange a Mode of Settlement by proper written request to Prudential. If, at your death or, with respect to your spouse, at your spouse's death, no Mode of Settlement has been arranged for an amount of Employee or Dependents Life

Insurance, the Beneficiary and Prudential may mutually agree on a Mode of
Settlement for that amount.

CONDITIONS FOR MODE OF SETTLEMENT: The Beneficiary must be a natural person taking in the Beneficiary's own right. A Mode of Settlement will apply to secondary Beneficiaries only if Prudential agrees in writing. Each installment to a person must not be less that $20.00. A change of Beneficiary will void any
Mode of Settlement arranged before the change.

CHOICE BY BENEFICIARY: A Beneficiary being paid under a Mode of Settlement may, if Prudential agrees, choose (or change the Beneficiary's choice of) a payee or payees to receive, in one sum, any amount which would otherwise be payable to the Beneficiary's estate.

Information about Modes of Settlement is available from Prudential.]

INCONTESTABILITY OF INSURANCE

This limits Prudential's use of your statements in contesting an amount of insurance under the [Variable Universal Life Coverage and any of the additional provisions that may be a part of the Variable Universal Life Coverage] for which you are insured. These are statements made to persuade Prudential to accept you for insurance. They will be considered to be made to the best of your knowledge and belief. These rules apply to each statement:

(1)  It will not be used in the contest unless:

     (a)  It is in a written instrument signed by you; and

     (b)  A copy of that instrument is or has been furnished to you or, in the event of your death or incapacity, to your Beneficiary or personal representative.

(2)  If it relates to [a person's] insurability:

     (a) it will not be used to contest the validity of the insurance which has been in force, before the contest, for at least two years during [the person's] lifetime; or, if later, two years during [the person's]
lifetime from the date [the person's] insurance was reinstated.

     (b) with respect to an increase in [that person's] face amount of insurance, it will not be used to contest the validity of the increase in the insurance which has been in force, before the contest, for at least two years during [the person's] lifetime.

  ----------------------

CLAIM RULES

These rules apply to the payment of benefits under [Additional Provisions for
Accidental Death and Dismemberment Coverage and Additional Provisions for
Accidental Motor Vehicle Death Coverage].

PROOF OF LOSS: Prudential must be given written proof of the loss for which claim is made under [the Additional Provisions for Accidental Death and
Dismemberment Coverage or the Additional Provisions for Accidental Motor Vehicle
Death Coverage]. This proof must cover the occurrence, character and extent of that loss. It must be furnished within 90 days after the date of the loss. A claim will not be considered valid unless the proof is furnished within this time limit. However, it may not be possible to do so. In that case, the claim will still be considered valid if proof is furnished as soon as possible.

WHEN BENEFITS ARE PAID: Benefits are paid when Prudential receives written proof of the loss.

[A benefit unpaid at your death will be paid to your estate. But this does not apply if the Additional Provisions for Accidental Death and Dismemberment
Coverage, the Additional Provisions for Accidental Motor Vehicle Death Coverage
or the Limits on Assignments section on an earlier page states otherwise.]

PHYSICAL EXAM: Prudential, at its own expense, has the right to examine the person whose loss is the basis of claim. Prudential may do this when and as often as is reasonable while the claim is pending.

LEGAL ACTION: No action at law or in equity may be brought to recover on the
Group Contract until 60 days after the written proof described above is furnished. No such action may be brought more than [three] years after the end of the time period within which proof of loss is required.

 --------------------

[LIMITS ON ASSIGNMENTS

Unless not allowed in the Schedule of Benefits, you may assign your Employee or
Dependents Insurance under the Variable Universal Life Coverage, including any of the additional provisions that may be a part of the Variable Universal Life
Coverage. Unless the Schedule of Benefits states otherwise, any rights, benefits or privileges that you have as an Employee may be assigned only as a gift assignment. This includes any right to choose a Beneficiary or to convert to another contract of insurance. An assignment must be in a signed writing.
Prudential will not decide if an assignment does what it is intended to do.
Prudential will not be held to know that one has been made unless it or a copy is filed with Prudential through the Included Employer.

This paragraph applies only to insurance for which you have the right to name a
Beneficiary, when that right has been assigned. If an assigned amount of insurance becomes payable on account of the Covered Person's death, and at the
Covered Person's death there is no Beneficiary chosen by the assignee, it will be payable to:

(1)  the assignee, if living; or

(2)  the estate of the assignee, if the assignee is not living.

It will not be payable as stated in the Beneficiary Rules.]

[EFFECT OF GIFT ASSIGNMENT OF RIGHTS OF GROUP VARIABLE UNIVERSAL LIFE INSURANCE
UNDER ANOTHER GROUP CONTRACT

If you are eligible for the Variable Universal Life Coverage, including any of the additional provisions that may be a part of the Variable Universal Life
Coverage, of the Group Contract on the Included Employer's Inclusion Date, you
will have no rights, benefits or privileges under such Coverage if, on the day before the Inclusion Date, all of the following were true:

(1)  You were insured for group variable universal life insurance under another group contract, and that contract was issued by Prudential or another insurance carrier to cover Employees of the Included Employer.

(2)  Your group variable universal life insurance under the other group contract ended.

(3)  An irrevocable and absolute gift assignment previously made by you: (a) was in effect; (b) was made before the other group contract ended; and (c) was of all of your rights, benefits and privileges of the group variable universal life insurance under the other group contract.

(4)  Those rights, benefits and privileges were owned by the assignee or the assignee's successor.

The owner of those rights of the group variable universal life insurance under the other group contract on the day before the Included Employer's Inclusion
Date will be the owner of the rights, benefits and privileges you would have had under the Variable Universal Life Coverage, including any of the additional provisions that may be a part of the Variable Universal Life Coverage, to the same extent ownership existed under the other group contract, if this section did not apply. This includes, but is not limited to, any right of assignment you would have had under the Limits on Assignments section above. The term
"assignee" as used in that section includes such an owner.

The term "group variable universal life insurance", as used above, means only group variable universal life insurance provided under Group Contract No. XXX issued to the KLM Insurance Company.]

AGE ADJUSTMENT

If an age is used to determine your contributions for the Variable Universal
Life Coverage[, including any of the additional provisions that may be a part of that Coverage,] and the age used is found to be in error, Prudential will adjust the amount of any death benefit payable. The death benefit will be increased or decreased to reflect the benefit that the contributions you made would have provided at the correct age.

DEFINITIONS

[ACTIVE WORK REQUIREMENT: A requirement that you be actively at work at the
Included Employer's place of business, or at any other place that the Included
Employer's business requires you to go.]

ATTAINED AGE:  The person's age [as of each Contract Anniversary.]

BUSINESS DAY: On any day, the time during which the New York Stock Exchange is open and the Securities and Exchange Commission has not restricted trading or declared an emergency.

CASH SURRENDER VALUE: The Cash Surrender Value of Your Certificate Fund is equal to the Certificate Fund on the date of surrender, less any Certificate Debt[, any transaction charge and other outstanding charge.]

CERTIFICATE DEBT: The sum of all loans under this Certificate, plus the interest charged that is not yet due and has not been added to the loans.

CERTIFICATE YEAR:  A period of one year measured from the effective date of Your
Certificate and from each successive anniversary of that date.

CONTRACT MONTH: A period of one month measured from the Contract Date and from each successive monthly anniversary.

CONTRACT YEAR: A period of one year measured from the Contract Date and from each successive Contract Anniversary.

COVERAGE:  A part of the Certificate consisting of:

(1)  A benefit page labeled as a Coverage in its title.

(2)  Any page or pages that continue the same kind of benefits.

(3)  A Schedule of Benefits entry and other benefit pages or forms that by their terms apply to that kind of benefits.

Covered Person under the Variable Universal Life Coverage[, including any of the additional provisions that may be a part of the Variable Universal Life
Coverage: An Employee who is insured for Employee Insurance under that Coverage;
a Qualified Dependent for whom an Employee is insured for Dependents Insurance under that Coverage].

[DEPENDENTS INSURANCE:  Insurance on the person of a dependent.]

[DOCTOR: A licensed practitioner of the healing arts acting within the scope of the license.]

[EARNINGS: This is the gross amount of money paid to you by the Included
Employer in cash for performing the duties required by your job. Bonuses, overtime pay, Earnings for more than 40 hours per week, and all other benefits are excluded.]

[EMPLOYEE: A person employed by the Included Employer; a proprietor or partner of the Included Employer. The term also applies to that person for any rights after insurance ends.]

[EMPLOYEE INSURANCE:  Insurance on the person of an Employee.]

[INCLUDED EMPLOYER:  An employer who:

(1)  has made a written request to Prudential to be included under the Group
Contract; and

(2)  has agreed to make required payments to the Contract Holder for the insurance; and

(3)  has been approved by Prudential for inclusion under the Group Contract.]

[INJURY:  Injury to the body of a Covered Person.]

INSURANCE: Variable Universal Life Coverage[, and any of the additional provisions that may be a part of the Variable Universal Life Coverage,] provided under this Certificate.

LOAN ACCOUNT: An account, which is part of the Covered Person's Certificate
Fund, that is set up by Prudential when you take out a loan.

PRUDENTIAL:  The Prudential Insurance Company of America.

[SICKNESS: Any disorder of the body or mind of a Covered Person, but not an
Injury.]

YOU:  [An Employee].

--------------------

WHEN INSURANCE ENDS

[EMPLOYEE AND DEPENDENTS] INSURANCE

Your [Employee Insurance or your Dependents Insurance] under the Variable
Universal Life Coverage [and any of the additional provisions that may be a part of the Variable Universal Life Coverage under the Group Contract] will end [on the first of these to occur:

(1)] The date the Group Contract ends.

[(2) The date your Employer ceases to be an Included Employer.

(3)  The last day of the month in which Prudential receives notice that you cease to be in the Covered Classes for the insurance because your employment ends (see below) or for any other reason.

(4)  The last day of the month in which Prudential receives notice that your class has been removed from the Covered Classes for the insurance.

(5)  The last day of the month in which you fail to pay, when due any contribution that is required to keep the person's insurance in force. If the person's insurance is in default, you fail to pay the monthly contribution required to provide the person's Variable Universal Life
Coverage during the grace period. But failure to pay for Dependents
Insurance will not cause your Employee Insurance to end.

(6)  With respect to a dependent spouse who is insured for Variable Universal
Life Coverage, the last day of the month in which that spouse's Variable
Universal Life Coverage and any of the additional provisions that may be a part of the Variable Universal Life Coverage ends as a result of your death or divorce.

Your Dependents Insurance for a Qualified Dependent under the Additional
Provisions for Dependents Term Life Coverage will end on the last day of the month in which that dependent ceases to be a Qualified Dependent for those provisions.]

[PAID-UP INSURANCE: If a person's Certificate Fund has been used to provide paid-up insurance, as described in the Paid-up Insurance Section of the Variable
Universal Life Coverage, the paid-up insurance will not end when a person's insurance ends under other rules of the Group Contract. Unless surrendered, it will continue until the person's death.]

[END OF EMPLOYMENT: For insurance purposes, your employment will end when you are no longer a full-time Employee actively at work for the Included Employer.
But, the Included Employer may consider you as still employed in the Covered
Classes during certain types of absences from full-time work. The Included
Employer decides which Employees with those types of absences are to be considered employed, and for how long. In doing so, the Included Employer must not discriminate among persons in like situations.

For the purpose of your life insurance under the Group Contract, your employment in the Covered Classes will not be considered to end while you: (1) are absent from work for the Included Employer on account of your disability; and (2) have been so absent for less than six months; and (3) are not working at any other job for wage or profit.

If you stop active full-time work for any reason, you should contact the
Included Employer at once to see what arrangements, if any, have been made to continue your insurance during such absences.]

[CONTINUED COVERAGE UNDER THE GROUP CONTRACT: If a person's Face Amount of
Insurance under the Variable Universal Life Coverage and any of the additional provisions made a part of the Variable Universal Life Coverage would, but for these provisions, end because:

(1)  you cease to be in the Covered Classes for the insurance; or

(2)  your class has been removed from the Covered Classes for the insurance; or

(3)  your employer is no longer an Included Employer; or

(4)  with respect to a person who is a dependent spouse, you die or are divorced from that spouse;

the person's Variable Universal Life Coverage and any of the additional provisions made a part of the Variable Universal Life Coverage will be continued
beyond the date it would have ended above. But, this will not apply if (1) or
(2) below applies:

(1)  A person's Variable Universal Life Coverage under the Group Contract ends because your employer is no longer an Included Employer and, within 31 days, the person becomes eligible through your employer for group life insurance coverage, issued by another carrier, that provides for the accumulation of cash value.

(2)  The Variable Universal Life Coverage for your spouse ends as a result of your death and, at the time of your death, your spouse's coverage was not assigned.

RULES: The Variable Universal Life Coverage and any additional provisions that may be a part of the Variable Universal Life Coverage will be continued, subject to the following rules.

Effective Date: The effective date is the first day of the month after
Prudential receives notice that the person's Variable Universal Life Coverage, including any of the additional provisions that may be a part of the Variable
Universal Life Coverage, under the Group Contract would have ended.

Contributions: The amount of the contributions required to keep the insurance in force will be different than the amount you have been contributing.
Contributions will be payable directly to Prudential.

Increases in Face Amount of Insurance: On each Contract Anniversary, you may request an increase in the Face Amount of Insurance for a person less than age
65 provided:

(1)  the amount of the requested increase is $25,000 or more; and

(2)  you give evidence of insurability satisfactory to Prudential for the person.

The Face Amount of Insurance for the person will be increased when Prudential decides the evidence is satisfactory.

Amount Limitation:  The Amount Limitation shown in the Schedule of Benefits is replaced by the Amount Limitation shown below.

     AMOUNT LIMITATION: On the first day of a month coinciding with or next following a person's attainment of the Limiting Age (shown below), the person's Face Amount of Insurance is limited. It is the greater of: (a)
five times the person's Certificate Fund on the Business Day coinciding with or next following the person's attainment of the Limiting Age;

and (b) $25,000. But, in no event will the Face Amount of Insurance exceed the person's Face Amount of Insurance on the day prior to attainment of the Limiting Age.

     Limiting Age: The later of: (a) age 70; and (b) the tenth anniversary of the day on which the person became insured for the Variable Universal Life
Coverage under the Group Contract.

     The Delay of Effective Date section does not apply to this provision.

End of Continued Coverage: Insurance under the Variable Universal Life Coverage and any of the additional provisions that may be a part of the Variable
Universal Life Coverage will end when the first of these occurs:

(1)  The Group Contract ends.

(2)  You fail to pay, when due any contribution that is required to keep the person's Insurance in force. If the person's Insurance is in default, you fail to pay the monthly contribution required to provide the person's
Variable Universal Life Coverage during the grace period. But failure to pay for Dependents Insurance will not cause your Employee Insurance to end.

(3)  The Certificate Fund that applies to the person has been used to buy paid-up insurance.

Your Dependents Insurance for a Qualified Dependent under the Additional
Provisions for Dependents Term Life Coverage will end on the last day of the month in which that dependent ceases to be a Qualified Dependent for those provisions.]

[ATTAINMENT OF AGE 100: When a Covered Person attains age 100, you may elect to:

(1)  surrender the Covered Person's Insurance for its Cash Surrender Value, as
described in Section H of the Variable Universal Life Coverage;

(2)  purchase paid-up insurance for the person, as described in Section F of the
Variable Universal Life Coverage; or

(3)  continue to hold the Certificate.

If you elect (3) above: (a) the monthly Expense Charges for the Cost of
Insurance will no longer be required; and (b) Prudential will no longer accept contributions, other than to repay Certificate Debt. The person's death benefit will be equal to the Certificate Fund, less any Certificate Debt outstanding and any past due monthly charges.

Any additional provisions that may have been part of the Variable Universal Life
Coverage will end.]

--------------------

RIDER TO BE ATTACHED TO YOUR GROUP INSURANCE CERTIFICATE

NOTICE OF CHANGE

[EFFECTIVE DATE OF CHANGE:  June 1, 19XX*]

GROUP CONTRACT NO.:  [GV-XXXXX]

[COVERED CLASSES:  All Employees of The A.B.C. Company]

    [*Subject to the Certificate's Delay of Effective Date rules]

Your Group Insurance Certificate is changed as follows:

[1.  The Non-medical Limit A amount under Non-medical Limits on Face Amount of
Insurance on the Schedule of Benefits is replaced by:

     Non-medical Limit A:  $YYY,YYY.

2.   The Non-medical Limit A amount under Non-medical Limits on Your Spouse's
Face Amount of Insurance on the Schedule of Benefits is replaced by:

     Non-medical Limit A:  $YYY,YYY.]

                                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA